Exhibit 12.1

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

(Dollars in millions)

	Three
	months
	ended
	March 31,		Year ended December 31,
	2018		2017		2016		2015		2014		2013
Pretax income from operations:
Net income	$84.3		$175.6		$358.2		$270.7		$51.4		$478.0
Add income tax expense (benefit)	23.8		304.9		(5.0)		97.0		123.7		(173.2)
Pretax income from operations	108.1		480.5		353.2		367.7		175.1		304.8
Add fixed charges:
Interest expense on corporate debt	11.9		46.5		45.8		45.0		43.9		51.3
Interest expense on investment borrowings and borrowings related to variable interest entities	21.7		77.2		70.6		49.9		48.9		54.0
Interest added to policyholder account balances	24.7		105.2		112.9		122.7		173.0		232.5
Portion of rental (a)	5.0		18.7		17.2		14.1		15.1		13.3
Fixed charges	63.3		247.6		246.5		231.7		280.9		351.1
Adjusted earnings	$171.4		$728.1		$599.7		$599.4		$456.0		$655.9
Ratio of earnings to fixed charges	2.71	X	2.94	X	2.43	X	2.59	X	1.62	X	1.87	X

(a)	Interest portion of rental is estimated to be 33 percent.